EX 99.28(p)(199)

CONFIDENTIAL – FOR INTERNAL USE ONLY Investment Advisory Services Addendum to Securities Disclosure Policy

Issued by:
Securities Disclosure Compliance

Applies to:
Investment Advisory Services and certain other Standard & Poor’s and McGraw-Hill personnel who support Investment Advisory Services

Publication date:
26 February 2010

Effective date:
31 March 2010

Last amended date:
30 December 2010

For further instructions see:
Securities Disclosure Compliance intranet site

Investment Advisory Services employees are required to comply with this policy and guidelines. Failure to comply may result in disciplinary action up to and including termination of employment.

Addendum – Additional Notes for Investment Advisory Services
The information below is specific to Investment Advisory Services (“SPIAS”) employees. Section numbers refer to the section referenced in the Standard & Poor’s Securities Disclosure Policy. In the event of any conflict between this addendum and the Policy, this addendum shall govern.

4.	Restrictions

	4.3.	Securities Disclosure Profile The following are descriptions for Levels specific to SPIAS.

4.3.1.
Level 1 – General Influence and Access to Material Non-Public Information
Level 1 includes Employees in senior leadership positions who have the potential to influence client portfolios, and who have access or potential access to Material Non-Public Information.

4.3.2.
Level 2 – Specific Influence and Access to Material Non-Public Information
Level 2 includes Employees who have the potential to influence client portfolios and who have access or potential access to Material Non-Public Information.

4.3.3.
Level 3 – No Influence but Access to Material Non-Public Information
Level 3 includes Employees who do not have influence on client portfolios, but have access or potential access to Material Non-Public Information.

4.3.4.
Level 4 – No Influence nor Access to Material Non-Public Information
Level 4 includes Employees who do not have influence on client portfolios, and do not have access or potential access to Material Non-Public Information.

	4.4.	Restrictions Based on Your Securities Disclosure Profile The following are restrictions that apply to Employees in each Level, specific to SPIAS.

4.4.1 – 4.4.3 Restrictions on Levels 1, 2 and 3

SPIAS Employees in Levels 1, 2 and 3 and their Immediate Family members are restricted from Trading any equity or ETF for which the position in a client portfolio has changed, for the seven (7) calendar days prior to and seven (7) calendar days after the portfolio is delivered to the client. Securities held or traded in an Account owned

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by a Blind Trust or in a Third-Party Discretionary Account are exempt from these restrictions.

4.4.4.	Restrictions on Level 4 SPIAS Employees in Level 4 and their Immediate Family members have no additional restrictions beyond those listed in Section 4.2.

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